Exhibit 99.1

Press Release

INTERACTIVE DATA INITIATES CEO SUCCESSION PROCESS

BASED ON STUART CLARK’S INTENTION TO RETIRE AS

PRESIDENT AND CEO DURING 2009

NEW YORK CITY, NY and BEDFORD, Mass – May 21, 2008 – Interactive Data Corporation (NYSE: IDC), a leading provider of financial market data, analytics and related services, today announced that its Board of Directors has initiated a CEO succession process after Stuart J. Clark informed the Board that he intends to retire as president and chief executive officer during 2009. Clark, 60, will retire after more than 40 years at Interactive Data or one of its predecessor companies, including the past 14 years as leader of the Interactive Data business. The announcement was made in advance of the Company’s Annual Meeting of Stockholders, which will be held later this morning in New York City.

The Nominating and Corporate Governance Committee of the Board will identify and screen potential successors. Clark’s current role as president and chief executive officer will remain unchanged through the succession process. Once his successor has been appointed by the Board, Clark plans to work closely with this executive to ensure an orderly, seamless transition of leadership before retiring.

Commenting on his intention to retire after four decades of work at Interactive Data and its predecessor companies, Clark stated, “As I approach my 40th anniversary at the Company and turn 61 later this year, I believe that it is an appropriate time for the Board to initiate a formal succession process. I have been very fortunate to enjoy such a wonderful and full career at Interactive Data, and to lead this Company since 1995. I am quite proud of all that we’ve achieved, especially since 2000 as Interactive Data has grown from a niche market data supplier into a tier-one player in the global financial information industry.”

Speaking for the Board, Rona Fairhead, who serves as chairman of both the Board of Directors, and the Nominating and Corporate Governance Committee, stated, “We are enormously privileged to have had Stuart as our CEO for over 13 years. He is a superb CEO who leads Interactive Data with integrity, vision, passion and unwavering dedication. Under his direction, Interactive Data has established itself as a widely respected leader in each of its core businesses and, in the process, has helped create a business of significant and enduring value. His many contributions include the assembly of a deep and talented executive team. The Board greatly appreciates Stuart’s professionalism in sharing his intention to retire with us as early as possible, which will allow us to undertake a rigorous succession process.”

Clark concluded, “My enthusiasm for Interactive Data’s prospects remains as strong as it’s ever been. Our value proposition is resonating with customers, and we see many exciting opportunities to expand our business worldwide. I will continue to direct my energies toward realizing these opportunities as I also work closely with Rona and the Board to provide for the continuity of leadership that will help guide Interactive Data into its next phase of growth.”

A leading global executive search firm has been engaged to advise the Company on the appointment of a new president and chief executive officer.

Annual Meeting & Annual Meeting Webcast

Interactive Data’s Annual Meeting begins at 10:00 a.m. ET at the Renaissance New York Times Square Hotel, located at 714 Seventh Avenue in New York City. A live audio webcast and presentation slides of the Interactive Data Annual Meeting, including post-meeting remarks by Stuart Clark and a brief question-and-answer session, will be available on the investor relations section of the Company’s website (www.interactivedata.com). Investors viewing the live presentation through the webcast will be able to submit questions via email. A web archive of the event, including slides from the event, will be available at the same web address following the end of the event.

Stuart Clark Brief Biography

Stuart J. Clark has served as Interactive Data’s president and chief executive officer and a member of the Company’s Board of Directors since February 29, 2000, and has been employed in the financial information industry since 1968. Prior to his current position, he served as president of Interactive Data Corporation – as it existed prior to its merger with Data Broadcasting Corporation – since 1995. From 1993 to 1995, Clark was a director of UK-based Financial Times Information, with specific responsibility for the Market Data Division. Prior to 1993, Mr. Clark led the market data division of Extel Financial Limited, which was acquired by Pearson plc’s Financial Times Group in December 1993. A photograph of Clark is available in the image gallery of the press section on the Interactive Data website.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include all statements that are not historical statements and include our statements discussing our goals, beliefs, strategies, objectives, plans, prospects and opportunities, our statements about Stuart Clark’s intention to retire during 2009, the appointment of a new president and chief executive officer, and an orderly, seamless transition of leadership between Stuart Clark and the new president and CEO. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) our ability to attract and retain key personnel; and (ii) the ability of our majority shareholder to exert influence over our affairs; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply real-time market data, time-sensitive pricing, evaluations and reference data for millions of securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal, the Company has approximately 2,300 employees in offices located throughout North America, Europe, Asia and Australia. The Company is headquartered in Bedford, Mass. Pearson plc (NYSE: PSO; LSE: PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is Interactive Data Corporation’s majority stockholder.

For more information about Interactive Data Corporation and its businesses, please visit www.interactivedata.com.

COMPANY CONTACTS
Investors:	Media:

Andrew Kramer	John Coffey
Director of Investor Relations	Director, Corporate and Marketing Communications
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

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